Exhibit 10.4


OPTION AND LICENSE AGREEMENT
BY AND BETWEEN YEUNGNAM UNIVERSITY INDUSTRY
ACADEMIC COOPERATION FOUNDATION
AND
CARDIGANT MEDICAL INC.
DATED AS OF JUN 28, 2010

OPTION AND LICENSE AGREEMENT THIS OPTION AND LICENSE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into this 14th day of JUN 2010 (the "Effective Date"), by and between Cardigant Medical Inc, having its principal place of business at 111 West Ocean Blvd, Suite 1240, Long Beach, CA U.S.A. (hereinafter referred to as "Cardigant") and Yeungnam University Industry-Academic Cooperation Foundation located at 214-1 Dae-dong, Gyeongsan-si, Gyeongsangbuk-do, 712-749, Korea (hereinafter referred to as "YU-IACF".

RECITALS
WHEREAS, YU-IACF is the owner of patent 7,273,849 entitled "ProapolipoproteinA-I mutant and pharmaceutical composition comprising the same for prevention and treatment of atherosclerosis and hyperlipidemia" and its foreign and continuing counterparts (YU-IACF Technology);
WHEREAS,
Cardigant desires to further develop and clinically validate the YU-IACF Technology and, if viable, at the option of Cardigant, to acquire a worldwide, exclusive license in the Field from YU-IACF to Commercialize the YU-IACF in the Territory on the terms and conditions set forth in this Agreement (the "Option").
NOW THEREFORE, in consideration of the mutual undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1.0 DEFINITIONS
The following terms, when they appear in this Agreement with an initial capital letter and without regard to whether they appear in the singular, plural or possessive form, shall have the meaning defined below:
1.1 "Calendar Quarter".  Calendar Quarter means
each of the periods ending on March 31, June 30, September 30 and December 31 of any year.
1.2 "Calendar Year".  Calendar Year means each calendar year during the Term.
1.3 "Cardigant Product".  Cardigant Product means any product that incorporates the YU-IACF Technology or any component thereof or any improvement thereto.
1.4  "Commercialization" or "Commercialize".
Commercialization or Commercialize means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product. For purposes of clarity, Commercialization shall not include any activities related to Manufacturing or clinical research. Commercialization is deemed to have occurred when a Cardigant Product is sold to a non affiliated third party within the Territory for use within the Field.
1.5 "Develop" or "Development". Develop or Development means pre-clinical and clinical research and drug development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, proof of concept activities, clinical studies (including pre- and post-approval studies and investigator sponsored clinical studies), regulatory affairs, and Regulatory Approval and clinical study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals). Development excludes Manufacturing
1.6 "Development Plan".
Development Plan means the items set forth on Schedule 1.1, the completion of which are required prior to Cardigant being able to exercise the Option granted herein.
1.7 "FDA".  FDA means the United States Food and Drug Administration or any successor agency thereto.
1.8 "Field".  Field means the treatment of
vascular diseases and disorders with respect to restenosis and atherosclerosis arising from the buildup of plaque.
1.9 "First Commercial Sale".  First
Commercial Sale means the first bona fide arms length sale of an approved Cardigant Product to a non-sublicensee third party in any country in the Territory by Cardigant, its affiliates or sublicensees.
1.15	"Initial Option
Term".	    The Initial Option Term shall consist of one year from the date of execution of this Agreement and shall terminate on the same day one year later regardless of day of the week.
1.10 "Know-How".  Know-How means proprietary or
non-public information and materials, whether patentable or not, including (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products, compositions and devices, (c) tests, assays, techniques, data, knowledge, methods, procedures, formulas, or processes, (d) technical, medical, clinical, toxicological and other scientific data and other information relating to any of the foregoing,
(e) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials, (f) health and safety information including material safety data sheets, tests, reports, procedures, processes, models, manuals, formulae, systems, experiments, samples, specimens, results, statistics, research, and tables of operating conditions, (g) analytical standards for analysis of the YU-IACF Technology,
(h) quality assurance standards and methods of production, (i) hazard data, storage requirements and manufacturing records, (j) validation protocols and reports, (k) safety procedures, manuals and systems, process parameters, and
(l) batch records, taken together for the practice of the art described in the YU-IACF Technology.
1.11 "Law".  Law means all material applicable ordinances,
rules, regulations, laws, guidelines, guidances, requirements and court orders of any governmental authority.
1.12  "Manufacture" or "Manufacturing".
Manufacture or Manufacturing means activities directed to producing, manufacturing, processing, packaging, labeling, quality assurance testing and release, sterilization, shipping or storage of a product.
1.13  "Gross
Sales". Gross Sales means, with respect to any Cardigant Product, the gross royalties or receipts of Cardigant (or its affiliates) for the sale of Cardigant Products if manufactured by Cardigant or sold as finished products by Cardigant or alternatively for product rights if licenses or sublicensed and compensation to Cardigant takes the form of a royalty or similar payment, as the case may be, less the following deductions to the extent included in the gross invoiced sales price for such Cardigant Product or otherwise directly paid or incurred by such Party, (or its affiliates) with respect to the sale of such Cardigant Product, and specifically attributable to actual sales of such Cardigant Product Gross Sales shall be determined from books and records maintained in accordance with GAAP consistently applied throughout the organization and across all products of the entity whose sales of Cardigant Product are giving rise to Gross Sales.
1.14  "Party".  Party means either
YU-IACF or Cardigant;  "Parties" means both YU-IACF and Cardigant.
1.15
"Patent Maintenance Costs". Patent Maintenance Costs means the costs incident to the preparation, filing, maintenance, prosecution, and licensing of the YU-IACF Technology.
1.16  "Sublicensee".  Sublicensee means any Third Party
that has been granted a sublicense by Cardigant under the YU-IACF Technology to Develop, Manufacture or Commercialize a Cardigant Product in the Field.
1.17
"Territory".  Territory means the United Stated.
1.18 "Valid Claim".  Valid
Claim means any claim from an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.
1.19 "YU-IACF Technology". YU-IACF Technology means the patent 7,273,849 entitled "ProapolipoproteinA-I mutant and pharmaceutical composition comprising the same for prevention and treatment of atherosclerosis and hyperlipidemia" including, all provisionals, divisionals, continuations, renewals, continuations-in-part, patents of addition, re-examination, supplementary protection certificates, extensions, registrations or confirmation patents, restoration of patent terms, letters of patent, and reissues thereof and all Know-How necessary to practice the art described therein.

ARTICLE 2.0 GRANTS OF RIGHTS

2.1 YU-IACF Grants of
Rights. YU-IACF hereby grants to Cardigant for a period of one year from execution hereto ("Initial Option Term"), and Cardigant accepts an exclusive royalty-free license in the Territory of the YU-IACF Technology for purposes of, and to conduct activities under, the Development Plan within the Field. Cardigant shall have the right to extend the Initial Option Term for an additional one year period by paying YU-IACF the sum of $100,000 any time prior to the expiration of the Initial Option Term.
2.2 Prior to the expiration of the Initial Option Term (whether or not extended) of the Development Plan and upon completion of notification to YU-IACF in writing of Cardigant"s intent to exercise the Option, YU-IACF hereby grants to Cardigant, and Cardigant hereby accepts, an exclusive, royalty-bearing, right and license, of the YU-IACF
Technology, to (i) develop Cardigant Products for use in the Field and in the Territory, and (ii) manufacture, use, offer for sale, sell, have sold and import Cardigant Products in the Field and in the Territory and to sublicense any or all of these rights.
2.3 Rights Retained by the Parties.  Any rights of
YU-IACF or Cardigant, as the case may be, not expressly granted to the other Party under this Agreement shall be retained by such Party. YU-IACF expressly reserves the right in and to the YU-IACF Technology for the purpose of conducting academic research including publication by Dr. Cho (DR. KYUNG-HYUN
CHO) or his lab. Such work shall be for non commercial and education purposes and no products covered by the YU-IACF Technology shall be sold or offered for sale.

ARTICLE 3.0 DEVELOPMENT
3.1 General. Cardigant shall use commercially reasonable efforts to perform the Development Plan in accordance with the requirements and timelines set forth therein.

ARTICLE 4.0 COMMERCIALIZATION
4.1 General. From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of this Article 4.0 and successful exercise of the Option as specified in Section 2.2[PLEASE CONFIRM SECTION REFERENCES THROUGHOUT AGREEEMENT], Cardigant will be solely responsible for the Commercialization of Cardigant Products in the Field in the Territory, including all costs and expenses relating thereto including patent maintenance costs.

ARTICLE 5.0 FINANCIAL PROVISIONS

5.1 Royalties to YU-IACF. Cardigant shall pay to YU-IACF earned royalties on the Gross Sales of Cardigant Products sold by or on behalf of Cardigant, its affiliates or Sublicensees, in accordance with this Section 5.1, and subject to Section 5.3. (a) For so long as YU-IACF Technology is licensed by Cardignat on an exclusive basis and a Valid Claim exists, Cardigant shall pay to YU-IACF an amount equal to three percent (3%) of Gross Sales of Cardigant Products.
5.2 Upon the first Commercial Sale of Cardigant Products,
Cardigant shall pay to YU-IACF a $200,000 milestone payment in addition to the royalty payment. Such payment shall be payable to YU-IACF within 60 days of the event.
5.3 Reports; Payments. Within thirty (30) days after the end of each Calendar Year during which there are Gross Sales giving rise to a payment obligation under Section 5.1, Cardigant shall submit to YU-IACF a report identifying for each Cardigant Product, the Gross Sales for such Cardigant Product for each country in the Territory for such Calendar Year and the royalties payable to YU-IACF. Concurrently with each such report, Cardigant shall pay to YU-IACF all royalties payable by it under Section 5.1 (as the case may be).
5.4 Books and Records; Audit Rights. Cardigant shall keep complete and accurate records of the underlying revenue, expense and other relevant data relating to the calculations of (a) Gross Sales and payments required by
Section 5.1, and (b) the average selling price for the Cardigant Product. YU-IACF shall have the right, once annually at Cardigant"s expense, to have an independent, certified public accounting firm, selected by YU-IACF and reasonably acceptable to Cardigant, review any such records of Cardigant in the location(s) where such records are maintained by Cardigant upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 5.1 and the ASP for the Cardigant Product within the twenty-four (24) month period preceding the date of the request for review. The report of such accounting firm shall be limited to a certificate stating whether any report made, payment submitted or determination of the ASP for the Cardigant Product by Cardigant during such period is accurate or inaccurate and the actual amounts of Gross Sales and royalties due for such period or the actual ASP for the Cardigant Product during such period (as applicable). Cardigant shall receive a copy of each such report concurrently with receipt by YU-IACF. Should such inspection lead to the discovery of a discrepancy to YU-IACF"s detriment, Cardigant shall pay the amount of the discrepancy with five (5) business days after its receipt of the accounting firm"s certificate stating the amount of the discrepancy. In the event YU-IACF wishes to review the foregoing records more than once annually, YU-IACF shall pay the full cost of the review unless the underpayment of royalties is greater than ten percent (10%) of the amount due for the applicable period and in such case Cardigant shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by Cardigant revealed by an examination shall be fully creditable against future royalty payments.
5.5 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If Laws or regulations require that taxes be withheld, the royalty-paying Party will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party within thirty (30) days after receipt of confirmation of payment from the relevant taxing authority. Each Party will reasonably cooperate with the other Party to obtain the benefit of any applicable tax Law or treaty, including the pursuit of any refund or credit of such tax to either party.
5.6 United States
Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.
5.7 Payment Method and Currency Conversion. All payments to be made by a Party pursuant to this Agreement shall be made in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at the paying Party"s election, to the receiving Party"s bank account. For the purposes of determining the amount of royalties due for the relevant Calendar Year under Section 5.1, the amount of Gross Sales in any foreign currency shall be converted into United States dollars in a manner consistent with the royalty-paying Party"s normal practices used to prepare its financial reports; provided that such practices use a widely accepted source of published exchange rates.
5.8 Blocked Payments. If by reason of applicable Laws in any country in the Territory, it becomes impossible or illegal for a royalty-paying Party, its Affiliates or Sublicensees to transfer, or have transferred on its behalf royalties or other payments to the other Party, such royalty-paying Party shall promptly notify the receiving Party of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the receiving Party in a recognized banking institution designated by such receiving Party or, if none is designated by such receiving Party within a period of thirty (30) days, in a recognized banking institution selected by such royalty-paying Party or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to such Party. If so deposited in a foreign country, the royalty-paying Party shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to the receiving Party so as to allow such receiving Party to assume control over such deposit as promptly as practicable.
5.9 Late
Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, interest shall accrue on the past due amount at the lesser of one percent (1%) of such overdue amount per month or the maximum rate allowed under applicable Law.
5.10 Inter-Company Sales.  Sales of Cardigant
Products between or among Cardigant, its Affiliates shall not cause immediate payment of royalties under Section 5.1. Royalties shall only be calculated upon Gross Sales to a Third Party (including a Sublicensee) by Cardigant and its Affiliates. Cardigant shall keep an accurate record and be responsible for accounting for and paying royalties on Gross Sales of Cardigant Products to Third Parties by Cardigant, its Affiliates and Sublicensees.

ARTICLE 6.0 INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS
6.1 Ownership of Intellectual Property. (a) Cardigant shall own all intellectual property discovered, invented or made solely by Cardigant, its employees, agents or consultants.
6.2 Prosecution and Maintenance of
Patent Rights. (a)Prosecution of YU-IACF Patent Rights. YU-IACF shall have the right (but not the obligation except during the Initial Option Term) to prepare, file, prosecute and maintain the YU-IACF Technology. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain the YU-IACF Technology shall be borne one hundred percent (100%) by YU-IACF during the Initial Option Term.
YU-IACF shall keep Cardigant informed of the status of all pending patent applications within the YU-IACF Technology. YU-IACF shall not abandon YU-IACF Technology without at least ninety (90) days" prior written notice to Cardigant. If YU-IACF decides to abandon any YU-IACF Technology, Cardigant shall have the option to continue to prosecute and maintain the such abandoned YU-IACF Technology, in YU-IACF"s name and at Cardigant"s expense.
(b) Notices and Encumbrances. Each of YU-IACF and Cardigant will execute and file those notices and other filings as shall be reasonably requested by the other Party from time to time with the United States Patent and Trademark Office (or any successor agency) or any analogous patent office in the Territory with respect to the rights granted to such Party under this Agreement.
6.3 Third Party
Infringement. (a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the YU-IACF Technology, or (ii) unauthorized use or misappropriation of any of the YU-IACF Technology of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. (b) Rights to Enforce Infringement Relating to Cardigant Products in the Field. (i) Subject to Section 6.3(b)(ii), YU-IACF shall have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the YU-IACF Technology in the Field in the Territory. Cardigant may initiate a suit or take other appropriate action to protect YU-IACF Technology only if YU-IACF notifies Cardigant that it does not wish to initiate a suit or take actions on its own under this Section. Any suit by Cardigant shall be either in the name of YU-IACF or its Affiliate, the name of Cardigant or its Affiliate, or jointly by Cardigant, YU-IACF and their respective Affiliates, as may be required by the Law of the forum. For this purpose, YU-IACF shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by Cardigant; provided that Cardigant shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by YU-IACF in connection with such cooperation. (ii) If Cardigant does not initiate a suit or take other appropriate action that it has the initial right to initiate or take pursuant to Section 6.3(b)(i)[ALL SECTIONS MUST BE CROSS REFERENCED THROUGHOUT THE AGREEMENT], then YU-IACF may, in its discretion, provide Cardigant with notice of YU-IACF"s intent to initiate a suit or take other appropriate action. If YU-IACF provides such notice and Cardigant does not initiate a suit or take such other appropriate action within thirty (30) days after receipt of such notice from YU-IACF, then YU-IACF shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the YU-IACF Technology. Any suit by YU-IACF shall be either in the name of YU-IACF or its Affiliate, the name of Cardigant or its Affiliate, or jointly by Cardigant, YU-IACF and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Cardigant shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by YU-IACF; provided that YU-IACF shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Cardigant in connection with such cooperation.
(c) Conduct of Certain Actions; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section [7.3(b)] or [7.3(c)]. The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Sections [7.3(b)] and [7.3(c)], including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. (d) Recoveries. If Cardigant assumes control over enforcing any infringement claim, YU-IACF shall be entitled to receive ten percent (10%) of any damages, settlements, accounts of profits, or other financial compensation recovered by Cardigant from a Third Party based upon any such infringement claim after deducting Cardigant"s actual out of pocket expenses (including reasonable counsel fees and expenses) incurred in pursuing such Infringement Claim, and Cardigant may retain the balance. If YU-IACF assumes control over enforcing any infringement claim, Cardigant shall be entitled to receive ten percent (10%) of any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party based upon any such Infringement Claim after deducting YU-IACF"s actual out of pocket expenses (including reasonable counsel fees and expenses) incurred in pursuing such Infringement Claim, and YU-IACF may retain the balance.
6.4 Patent Invalidity Claim. (a) Each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party against any YU-IACF Technology of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. (b) YU-IACF shall have the first right, but not the obligation, to defend against any such action involving a YU-IACF Technology, in its own name, and the costs of any such defense shall be at YU-IACF"s expense. Cardigant, upon request of YU-IACF, agrees to join in any such action and to cooperate reasonably with YU-IACF; provided that YU-IACF shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by YU-IACF in connection with such cooperation. If YU-IACF does not defend against any such action involving a YU-IACF Technology, then Cardigant shall have the right, but not the obligation, to defend such action and any such defense shall be at Cardigant"s expense. YU-IACF, upon request of Cardigant, agrees to join in any such action and to cooperate reasonably with Cardigant; provided that Cardigant shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by YU-IACF in connection with such cooperation.
6.5 Patent Marking.  Cardigant
shall comply with the patent marking statutes in each country in which the Cardigant Product is sold by Cardigant, its Affiliates or its Sublicensees.

ARTICLE 7.0 CONFIDENTIAL INFORMATION; PRESS RELEASES
7.1 Treatment of Confidential Information.
During the Term and for five (5) years thereafter, each Party shall maintain the Confidential Information (as defined in Section 7.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for those agents, directors, officers, employees, consultants, subcontractors, licensees, partners, Affiliates and advisors having a need to know such information (collectively, "Agents") and who are subject to written obligations of confidentiality) or use it for any purpose other than in connection with the conduct of the Development Plan, or the Development, Manufacture or Commercialization of Cardigant Products pursuant to this Agreement, and each Party shall exercise reasonable efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which reasonable efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information. Each Party will be responsible for a breach of this Article 7.0 by its Agents. For clarity, each Party may disclose Confidential Information of the other Party (a) to Governmental Authorities (i) to the extent desirable to obtain or maintain Regulatory Approvals for any Cardigant Product within the Territory, and (ii) in order to respond to inquiries, requests or investigations by Governmental Authorities; (b) to outside consultants, scientific advisory boards, managed care organizations, and non-clinical and clinical investigators to the extent necessary to Develop or Commercialize any Cardigant Product; and
(c) to the extent desirable to obtain or maintain the YU-IACF Technology or to Develop or Commercialize, any Cardigant Product; provided that YU-IACF and Cardigant (as the case may be) shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information.
7.2 Confidential Information.
"Confidential Information" means all trade secrets or other proprietary information, including any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party"s or its licensor"s technology, products, business, financial status or prospects or objectives, which is disclosed by a Party to the other Party. All information disclosed by one Party to the other Party prior to the Effective Date pursuant to the confidentiality agreements between the Parties (collectively, the "Confidentiality Agreements"), shall be deemed to be the "Confidential Information" of such Party. Notwithstanding the foregoing, Confidential Information shall not include any information that: (a) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by Third Parties without any violation of any obligation to the other Party; or (b) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Agents; or (c) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the receiving Party; or (d) is required to be disclosed by the receiving Party to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the receiving Party promptly provides prior notice of such disclosure to the other Party and uses reasonable efforts to avoid or minimize the degree of such disclosure.
7.3 Publication Rights. Nothing in this Agreement shall limit or prevent either Party from publishing any information about the YU-IACF Technology. Thirty (30) days prior to submission for publication, either Party will use their reasonable efforts to submit the proposed publication, for review only.
7.4 Publicity. Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

ARTICLE 8.0 REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1 YU-IACF"s
Representations. YU-IACF hereby represents and warrants as of the Effective Date as follows: (a) YU-IACF has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of YU-IACF. YU-IACF has taken all other action required by applicable Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture and Commercialization of Cardigant Products) performance. Assuming due authorization, execution and delivery on the part of Cardigant, this Agreement constitutes a legal, valid and binding obligation of YU-IACF, enforceable against YU-IACF in accordance with its terms. (b) The execution and delivery of this Agreement by YU-IACF and the performance by YU-IACF contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture and Commercialization of Cardigant Products) to YU-IACF"s knowledge, any Law of any Governmental Authority. (c) YU-IACF represents and warrants that it is the exclusive owner of the entire right and title in and to the inventions included in the YU-IACF Technology or that it has acquired the right to grant exclusive licenses to the YU-IACF Technology of the scope granted to Cardigant in the Field provided for in this Agreement.
8.2 Cardigant"s Representations.
Cardigant hereby represents and warrants as of the Effective Date as follows:
(a) Cardigant has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Cardigant. Cardigant has taken all other action required by Law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound to authorize such execution, delivery and (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture and Commercialization of Cardigant Products) performance. Assuming due authorization, execution and delivery on the part of YU-IACF, this Agreement constitutes a legal, valid and binding obligation of Cardigant, enforceable against Cardigant in accordance with its terms. (b) The execution and delivery of this Agreement by Cardigant and the performance by Cardigant contemplated hereunder will not violate (subject to obtaining all necessary governmental approvals with respect to the Development, Manufacture and Commercialization of Cardigant Products), to Cardigant"s knowledge, any Law of any Governmental Authority.
8.3 YU-IACF Covenants. YU-IACF shall conduct, and shall use reasonable efforts to cause its contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.
8.4 Cardigant Covenants. Cardigant shall conduct, and shall use reasonable efforts to cause its contractors and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted.
8.5 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. YU-IACF MAKES NO WARRANTIES AS TO THE
VALIDITY OR SCOPE OF THE YU-IACF TECHNOLOGY, OR THAT ANY MANUFACTURE, SALE, USE, OR OTHER DISPOSITION OF THE CARDIGANT PRODUCTS WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

ARTICLE 9.0 INDEMNIFICATION
9.1 Cardigant shall indemnify, hold harmless and defend YU-IACF, YU-IACF"s Affiliates, and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively the "YU-IACF Indemnitees") from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys" fees and witness fees) (collectively "Losses") resulting from any demand, claim, action or proceeding brought or initiated by a third party (each a "Third-Party Claim") against any YU-IACF Indemnitees(s) to the extent that such Third-Party Claim arises out of (a) the breach or alleged breach of any representation, warranty or covenant by Cardigant in Article 8.0; (b) the negligence or willful misconduct of any Cardigant Indemnitee (defined in Section 9.2); or (c) the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Cardigant Products by or for the Cardigant Indemnitees.
9.2 Indemnification by YU-IACF. YU-IACF shall indemnify, hold harmless and defend Cardigant, Cardigant"s Affiliates, Cardigant"s and its Affiliate"s Sublicensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively the "Cardigant Indemnitees") from and against any and all Losses resulting from any Third-Party Claim against them to the extent that such Third-Party Claim arises out of (a) the breach or alleged breach of any representation, warranty or covenant by YU-IACF in Article 8.0; (b) the negligence or willful misconduct of any YU-IACF Indemnitee; (c) the development, manufacture, storage, handling, use, sale, offer for sale or importation of Cardigant Products by or for YU-IACF Indemnitees; or (d) the manufacture, storage, handling or importation of Cardigant Products manufactured by YU-IACF by or for Cardigant Indemnitees.
9.3 Limitation of
Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 10.0 OR WITH RESPECT TO CLAIMS REGARDING A BREACH OF A PARTY"S OBLIGATIONS UNDER SECTION [2.4] OR ARTICLE [7.0], NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES (INCLUDING SUBLICENSEES AND OTHER LICENSEES) SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

ARTICLE 10.0 TERM AND TERMINATION
10.1 Term. The term of this Agreement (the "Term") shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10.0, shall continue in full force and effect, on a country-by-country and product-by-product basis until there is no remaining royalty obligation in such country with respect to such Cardigant Product, at which time this Agreement shall expire in its entirety with respect to such Cardigant Product in such country.
10.2 Termination by YU-IACF. If Cardigant shall at any time be in material breach of this Agreement, YU-IACF shall have the right to provide written notice to Cardigant requiring it to cure such breach. If such material breach is not cured within thirty (30) days after receipt of such notice, then except as specifically otherwise set forth herein, YU-IACF shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to Cardigant, with such termination to take effect immediately. For purposes of clarity and without limiting the generality of the foregoing, any of the following shall be a material breach of this Agreement by Cardigant: (a) Cardigant"s failure to pay any royalty payment when due, in accordance with
Article 5.0, (b) Cardigant"s failure to meet its specific diligence obligations under Sections 6.2(a) or 6.2(b) or (c) Cardigant"s failure to complete a phase II trial within four years from the date of Option exercise.

10.3 Termination by Cardigant.   If YU-IACF shall at any time be in material
breach of this Agreement, Cardigant shall have the right to provide written notice to YU-IACF requiring it to cure such breach. If such material breach is not cured within thirty (30) days after receipt of such notice, then except as specifically otherwise set forth herein, Cardigant shall have the right (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the YU-IACF, with such termination to take effect immediately.
10.4 Effect
of Termination and Expiration; Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including payment obligations accrued prior to the effective date of termination pursuant to
Article 5.0) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.
10.6 Survival.   The rights and obligations set forth in this
Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement.

10.7 Severability. If any provision of this Agreement is held invalid under any law applicable to the parties, affiliates or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

ARTICLE 11.0 ASSIGNMENT
Except in the event of a merger, recapitalization, reorganization or sale of control of a Party, neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party. Any permitted assignee shall remain jointly and severally liable with respect to all obligations so assigned and shall acknowledge and confirm in writing that effective as of such assignment or other transfer, such assignee shall be bound by this Agreement as if it were the assignor (e.g. YU-IACF or Cardigant, as the case may be) and to the identical extent applicable to such assignor. Any purported assignment in violation of this Article 11.0 shall be void.

ARTICLE 12.0 NOTICES All notices, instructions, payments and other communications hereunder or in connection herewith shall be in writing and addressed to the respective Parties as follows:

If to Cardigant: Cardigant Medical 111 West Ocean Blvd, Suite 1240 Long Beach, CA 90802 USA
Attention:  J. Creed

If to YU-IACF: Yeungnam
University Industry-Academic Cooperation Foundation 214-1 Dae-dong, Gyeongsan-si, Gyeongsangbuk-do, 712-749, Korea Attention: Sung-Ho Park

or such other addresses as may be designated by the respective Party in writing in accordance with this Article 12.0. Any such notice, instruction, payment or other communication shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable nationwide overnight courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered (i) upon receipt if delivered by hand, (ii) five
(5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid or when sent via a reputable nationwide overnight courier service, or (iii) when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a business day, otherwise, on the next business day following such transmission).

ARTICLE 13.0 GOVERNING LAW; DISPUTE RESOLUTION; CONSTRUCTION
13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Republic of Korea not including, however any conflicts of law rule of Korea which may direct or refer such determination to the Laws of any other state or country.
13.2 Dispute Resolution.
Any dispute that cannot be settled between the parties shall be exclusively and finally settled by arbitration in accordance with the Arbitration Rules of the Korean Commercial Arbitration Board. The arbitration shall be conducted in Seoul, Korea unless the Parties mutually agree in writing on another location. The language of the arbitration shall be in English. The Parties undertake to keep the arbitration proceedings and all information, pleadings, documents, evidence and all matters relating thereto confidential.
13.3 Construction.
Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Schedule of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (c) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, (d) the words "herein", "hereof" and hereunder", and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (e) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "but not limited to", "without limitation" or words of similar import; and (f) the word "or" is used in the inclusive sense (and/or). ARTICLE

14.0 MISCELLANEOUS
14.1 Agreement Controls.  In the event of a conflict between the terms set forth in this Agreement and the terms contained in any Purchase Order or other documentation related to the supply of the YU-IACF Technology or the subject matter hereof, the terms of this Agreement shall control.
14.2
Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
14.3 Entire Agreement.  This Agreement
constitutes the entire agreement between the Parties relative to the subject matter hereof and thereof, and supersede all previous negotiations, representations, undertakings and agreements both written and oral heretofore made between the Parties as to such subject matter. Any representation, promise or condition in connection herewith not specifically incorporated herein or therein shall not be binding upon either Party.
14.4 Headings.  Headings in
this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
14.5 Amendment. No modification,
renewal, extension, waiver, cancellation or termination of this Agreement or of any of the provisions herein contained shall be valid until and unless made in writing and signed on behalf of the respective Parties by duly authorized officers thereof.
14.6 Force Majeure.  Except for the payment obligations
hereunder, no Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws of any Governmental Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.
14.7 Third-Party Beneficiaries.  None of the provisions of this
Agreement shall be for the benefit of or enforceable by any Third Party other
than an indemnitee under Article 9.0.   No such Third Party shall obtain any
right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
14.8 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party"s employees or for any employee compensation or benefits of the other Party"s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party"s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.
14.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date. Yeungnam

University Industry-Academic Cooperation Foundation
By:/s/ Sung-ok Baek, PhD
Title: President


Cardigant Medical, Inc
By: /s/ Jerett Creed
Title: Chief Executive Officer


Schedule 1.1 Development Plan

1. Company shall perform two preclinical studies for testing the safety of catheter based delivery of the YU-IACF Technology during the Initial Option Term. The two studies shall comprise one small animal and one large animal study (exact animal model, sample size and species to be determined by Company for each study) for the purpose of evaluating the safety and potential efficacy of the YU-IACF Technology. Company will be responsible for all costs associated for carrying out the studies including the manufacture of recombinant plasmid vectors and protein production.


Schedule 1.2 Excercise Letter

Cardigant Medical, Inc.
1500 Rosecrans Avenue, Suite 500
Manhattan Beach, CA 90266

June 22, 2011

Via facsimile and Federal Express
Yeungnam University Industry--Academic
Cooperation Foundation
214-1 Dae-dong, Gyeongsan-si
Gyeongsangubk-do 712-749 Korea
Attn: Sung-Ho Park

Re:  Option and License Agreement

Dear Mr. Park:

This letter expresses formal notice of exercise of Cardigant Medical, Inc.'s ("Cardigant") right to become a full Licensee in accordance with Section 2.2 of that certain Option and License Agreement by and between Yeungnam University Industry--Academic Cooperation Foundation and Cadigant Medical, Inc. dated as of June 28, 2010 (the "Agreement").

Cardigant is hopeful that it will complete its first Commercial Sale in the not too distant future and will pay the royalty payments required under
Section 5.1 together with the $200,000 required pursuant to Section 5.2 of the Agreement.

We look forward to many years of a successful and profitable relationship. If you have any questions, please do not hesitate to contact me.

Sincerely,


/s/ Jerett Creed
President & CEO
Cardigant Medical, Inc.